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EXHIBIT 15

           ADVISORY LETTER IN CONNECTION WITH THE UNAUDITED FINANCIAL
            STATEMENTS OF SONUS COMMUNICATION HOLDINGS, INC. FOR THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

The consolidated balance sheet of Sonus Communication Holdings, Inc. as of September 30, 1999, and the consolidated statements of operations and cash flows for the nine months ended September 30, 1999 were prepared by management and are included herein by reference in this Registration Statement on Form SB-2.

The accompanying unaudited consolidated financial statements are the representation of management. We have not audited, reviewed, or otherwise been associated with the accompanying financial statements and accordingly, do not express an opinion or any other form of assurance on them.

LAZAR LEVINE & FELIX LLP

New York, New York
December 3, 1999